UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 29, 2011

Laredo Oil, Inc.
(Exact Name of Registrant as Specified in Charter) Delaware
(State or Other Jurisdiction of Incorporation)

333-153168	26-2435874
(Commission File Number)	(IRS Employer Identification No.)

111 Congress Avenue, Suite 400 Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(512) 279-7870

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)(1) As a result of Comment Letters from and discussions with members of the SEC staff, management has concluded that it had erroneously classified accounting entries associated with both its $300,000 Subordinated Convertible Notes (repaid as of the date of this filing) and $500,000 Stock Purchase Agreement with Seaside 88, LP and Sutter Securities Incorporated.  With that conclusion, the repayment of the $300,000 principal amount owed on the aforementioned Subordinated Convertible Notes, and our entering into a material transaction with Stranded Oil Resources Corporation, management believes that previously issued financial statements should no longer be relied upon.  Investors are referred to the Forms 8-K filed during the fiscal year which disclose critical transactions involving Laredo Oil, Inc.  (the “Company”). The financial statements including the classification errors encompass the Form 10-K for the period ended May 31, 2010 and the three Forms 10-Q for the periods ended August 31, 2010, November 30, 2010, and February 28, 2011.  The Company’s next public filing is the Form 10-K for the period ended May 31, 2011 which is expected to be filed by September 13, 2011 and which will include adjustments associated with the items detailed in paragraph (a)(2) below.

(a)(2) We originally considered the guidance of FASB ASC subtopic 470-20 relating to debt with contingent conversion features when recording the Subordinated Convertible Notes transaction.  Pursuant to the note terms, we calculated the intrinsic value of a contingent conversion feature based on a 20% discount, the intrinsic value of which was recorded as a debt financing asset and a convertible note liability.  The asset has been amortized during the first three quarters of fiscal year 2011; however, based on FASB ASC Subtopic 470-20-35-1 through 3 and Example 5 at FASB ASC Subtopic 470-20-55-22 through 24, we believe that we should not have recognized the related expense in earnings until the contingency is resolved.  Accordingly, the interest expense reported by Laredo Oil during the periods ended May 31, 2010, August 31, 2010, November 30, 2010, and February 28, 2011 has been overstated.  We plan to reverse the interest expense recorded during the stated periods, as well as reverse the debt financing asset and convertible note liability recorded with respect to the intrinsic value of the contingent beneficial conversion feature.

As a result of the transaction with Stranded Oil Resources Corporation (please refer to Form 8-K filed on June 22, 2011), the Company has transitioned into a fully funded management company.  As part of the transaction, funds were received by the Company to redeem the Subordinated Convertible Notes in full and all of the notes have been redeemed as of the date of this filing. Accordingly, the contingency has not and will not ever be resolved.

The Company initially treated the warrants issued both to Seaside 88 LP and Sutter Securities Incorporated and to holders of the $300,000 Subordinated Convertible Notes as equity transactions based on the general concept outlined in ASC 815-40-25-1b which specifies that contracts that require settlement in shares are equity instruments.  We further evaluated the warrants issued against the criteria specified in ASC 815-40-25-10 a-g and determined that the warrants issued also met these seven criteria.  Accordingly, we had previously concluded the warrants issued to both Seaside 88 LP and Sutter Securities Incorporated and to holders of the $300,000 Subordinated Convertible Notes met the qualifications for treatment of equity classification.  Upon further review, we noted the literature also refers to warrants that contain anti-dilution provisions that adjust the exercise price of the warrants in the event additional shares of common stock or securities convertible into common stock are issued by the Company at a price less than the then applicable exercise price of the warrants.  In the case of any such warrants, ASC 815-40 provides that such warrants are to be treated as a liability (rather than stockholders’ equity) at fair value, with the calculated increase or decrease in fair value being recognized in the Statement of Operations.  Pursuant to the Seaside 88 LP and Sutter Securities Incorporated warrant agreements, and the warrant agreements associated with the $300,000 Subordinated Convertible Notes, we conclude that previously issued warrants to purchase 975,000 shares and 770,000 shares, respectively, of the Company’s common stock were within the scope of ASC 815-40 due to the anti-dilution provisions contained in the warrants.  Accordingly, the Company has concluded that ASC 815-40 should have been applied upon issuance of these warrants and that such warrants should have been classified as a liability measured at fair value with changes in fair value recognized in the Statement of Operations at the end of each applicable quarter end reporting period.

None of the accounting changes discussed above had any impact on the Company’s cash position, its cash flows or its future cash requirements.

 (a)(3) The Company has worked closely with its independent accountant in evaluating and discussing the accounting classification and treatment of the transactions cited above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO OIL, INC.

Date: September 2, 2011	By:	/s/ Bradley E. Sparks
Bradley E. Sparks
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description